Exhibit 99.1

Contact: Jake	Elguicze

    Treasurer and Vice President of Investor Relations

    610-948-2836

FOR IMMEDIATE RELEASE	May 1, 2012

TELEFLEX REPORTS FIRST QUARTER 2012 RESULTS

Revenues Rise 9.5% to $387.8 million; up 10.9% Constant Currency

GAAP EPS of ($6.97); $1.01 on Adjusted EPS basis

Records Non Cash Impairment Charge Due to Reallocation of Goodwill Balances

Reaffirms 2012 Guidance for Constant Currency Revenue Growth and Adjusted EPS Ranges

Limerick, PA — Teleflex Incorporated (NYSE: TFX) today announced financial results for the first quarter ended April 1, 2012.

First quarter 2012 net revenues were $387.8 million, an increase of 9.5% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 10.9% over the prior year period.

First quarter 2012 GAAP loss per share from continuing operations was ($6.97), as compared to diluted earnings per share of $0.34 in the prior year period. The financial results for the quarter reflect a goodwill impairment charge of $332.1 million. The charge is the result of a reorganization of the Company’s internal business unit reporting structure to include five new reporting units in a new North America reporting segment. These management and reporting changes occurred as a result of the completion of the 2011 divestitures of non-medical businesses and becoming a pure-play medical device company. This is a non–cash charge and does not affect the Company’s liquidity, compliance with existing financial covenants, cash flow from operating activities or future operations and is excluded from the Company’s adjusted earnings per share.

“We continue to be encouraged by our growth opportunities and are confident we are on track to reach our objectives and create increased value to our customers and shareholders. The non-cash impairment charge is not the result of the Company’s current performance and is not reflective of the Company’s longer-term opportunities. We are reaffirming our previously announced 2012 constant currency revenue growth and adjusted earnings per share ranges, and we remain very optimistic about our growth strategy, business and cash flows,” said Benson Smith, Chairman, President and CEO.

First quarter 2012 adjusted diluted earnings per share from continuing operations was $1.01, an increase of 14.8% over the prior year period. This increase reflects additional sales volume, improved pricing, and gross profit expansion. The improvement in profitability was partially offset by continued investment in sales, marketing and research and development, and increased interest expense.

Added Smith, “I am pleased to report that Teleflex is off to a strong start in 2012. Our constant currency revenue growth of approximately 11% was fueled by higher demand for our products and services across all product groups and geographic regions, improved pricing of one hundred and seven basis points, and the impact of additional shipping days in the quarter as compared to the first quarter of 2011. As a result, we experienced one hundred and forty basis points of gross margin improvement as compared to the prior year quarter. In addition, we continued to execute our strategic plan for future growth through investments in new products, two late stage technology acquisitions addressing the anesthesia and surgical markets, and research and development initiatives.”

FIRST QUARTER NET REVENUE BY PRODUCT GROUP AND SEGMENT

Critical Care first quarter 2012 net revenues were $256.2 million, an increase of 8.0% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 9.5% over the prior year period. The increase in revenue was due to higher sales of anesthesia, urology, vascular access and respiratory products.

Surgical Care first quarter 2012 net revenues were $72.7 million, an increase of 11.8% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 13.2% over the prior year period. The increase in revenue was due to higher sales of ligation, general surgical instruments and closure products.

Cardiac Care first quarter 2012 net revenues were $20.0 million, an increase of 13.3% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 15.4% over the prior year period. The increase in revenue was due to higher sales of intra-aortic balloon pumps and catheters.

OEM and Development Services (“OEM”) first quarter 2012 net revenues were $38.9 million, an increase of 14.9% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 15.4% over the prior year period. The increase in revenue was due to higher sales of specialty suture and catheter fabrication products. This was somewhat offset by a decline in sales of orthopedic products.

	Three Months Ended		% Increase/ (Decrease)
	April 1, 2012	March 27, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
Critical Care	$256.2	$237.1	9.5%	(1.5%)	8.0%
Surgical Care	72.7	65.0	13.2%	(1.4%)	11.8%
Cardiac Care	20.0	17.7	15.4%	(2.1%)	13.3%
OEM	38.9	33.8	15.4%	(0.5%)	14.9%
Other	—	0.4	(100.0%)	—	(100.0%)

Total	$387.8	$354.0	10.9%	(1.4%)	9.5%

As a result of a reorganization of our internal business unit reporting structure, effective January 1, 2012 we changed our segment reporting from a single reportable segment to four reportable segments. Three of the four reportable segments are geographically based and are presented as North America, EMEA (representing our operations in Europe, the Middle East and Africa) and AJLA (representing our Asian and Latin American operations). The fourth reportable segment is comprised of our OEM business.

North America first quarter 2012 net revenues were $167.3 million, an increase of 9.5% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 9.6% over the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

EMEA first quarter 2012 net revenues were $134.6 million, an increase of 7.3% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 11.0% over the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

Asia & Latin America first quarter 2012 net revenues were $47.0 million, an increase of 11.8% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 11.5% over the prior year period. The increase in revenue was due to higher volume and price increases.

OEM first quarter 2012 net revenues were $38.9 million, an increase of 14.9% over the prior year period. Excluding the impact of foreign exchange, first quarter 2012 net revenues increased 15.4% over the prior year period. The increase in revenue was due to higher volume, new product sales, and price increases.

	Three Months Ended		% Increase/ (Decrease)
	April 1, 2012	March 27, 2011	Constant Currency	Foreign Currency	Total Change
	(Dollars in millions)
North America	$167.3	$152.7	9.6%	(0.1%)	9.5%
EMEA	134.6	125.5	11.0%	(3.7%)	7.3%
Asia & Latin America	47.0	42.0	11.5%	0.3%	11.8%
OEM	38.9	33.8	15.4%	(0.5%)	14.9%

Total	$387.8	$354.0	10.9%	(1.4%)	9.5%

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation and amortization expense of intangible assets and deferred financing costs and debt discount for the three months of 2012 was $23.3 million compared to $24.6 million for the prior year period.

Cash and cash equivalents at April 1, 2012 were $590.9 million compared to $584.1 million at December 31, 2011.

Net accounts receivable at April 1, 2012 were $310.9 million compared to $286.2 million at December 31, 2011.

Net inventories at April 1, 2012 were $299.0 million compared to $298.8 million at December 31, 2011.

Net debt obligations at April 1, 2012 were $438.8 million compared to $445.9 million at December 31, 2011.

IMPAIRMENT OF GOODWILL

As we disclosed in our Form 10-K for the year ended December 31, 2011, we have changed our internal business unit reporting structure and related internal financial reporting effective January 1, 2012. We changed from one operating segment to four operating segments and from six reporting units to ten reporting units. The change included converting our current North America business, which is one of the four operating segments, from one reporting unit into five reporting units. As a result, we allocated the assets and liabilities of the North America segment to the new reporting units, and then allocated goodwill among the reporting units using a relative fair value approach. The fair value of each reporting unit was determined by a weighted combination of (i) estimation of the discounted cash flows of each of the reporting units based on projected earnings in the future (the income approach) and (ii) analysis of sales of similar assets in actual transactions (the market approach).

Following this allocation, we were required to perform goodwill impairment tests on these new reporting units in the first quarter of 2012. As a result of these tests, we determined that three of the reporting units in the North America operating segment were impaired, and we recorded goodwill impairment charges of $220 million in the Vascular reporting unit, $107 million in the Anesthesia/Respiratory reporting unit and $5 million in the Cardiac reporting unit in the first quarter of 2012.

2012 OUTLOOK

The Company’s financial estimates for 2012 are as follows:

Constant currency revenue growth between 4.0% and 6.0% for full year 2012.

Adjusted earnings per share in the range of $4.25 to $4.45.

2012 OUTLOOK EARNINGS PER SHARE RECONCILIATION

	Low	High
Loss per share attributable to common shareholders	($4.55)	($4.35)

Goodwill impairment, net of tax	$7.73	$7.73

Special items, net of tax	$0.25	$0.25

Intangible amortization expense, net of tax	$0.66	$0.66

Amortization of debt discount on convertible notes, net of tax	$0.16	$0.16

Adjusted earnings per share	$4.25	$4.45

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 8, 2012, 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 60148281.

ADDITIONAL NOTES

Constant currency revenue and growth exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Constant currency revenue and growth include activity of a purchased company beyond the initial twelve months after the date of acquisition.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Product group results and commentary exclude the impact of discontinued operations, items included in restructuring and impairment charges, and losses and other charges set forth in the condensed consolidated statements of income.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures. These measures include (i) adjusted diluted earnings per share, which excludes the effect of charges associated with a goodwill impairment, our restructuring programs and asset impairments, losses and other charges related to refinancing transactions, costs associated with severance payments and benefits to be provided to our former chief executive officer, intangible amortization expense and the amortization of debt discount on convertible notes; and (ii) constant currency revenue and growth, which exclude the impact of translating the results of international subsidiaries at different currency exchange rates from period to period. Consistent with past practice, adjusted diluted earnings per share has not been adjusted to exclude the benefit resulting from the forfeiture of equity awards. Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with GAAP and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling these non-GAAP measures to the most directly comparable GAAP measures are set forth below; provided, however, that a reconciliation of forecasted constant currency revenue growth to GAAP forecasted growth has not been provided as management is unable to forecast trends in foreign currency exchange rates.

RECONCILIATION OF INCOME FROM CONTINUING OPERATIONS

	Three Months Ended	Three Months Ended
	April 1, 2012	March 27, 2011
	(Dollars in thousands, except per share)
(Loss)/income and (basic)/diluted earnings per share attributable to common shareholders	($284,336)	$13,889
	($6.97)	$0.34

Goodwill impairment	332,128	—
Tax benefit	(16,983)	—

Goodwill impairment, net of tax	315,145	—

	$7.73	—

Restructuring and impairment charges	(838)	595
Tax benefit	405	(225)

Restructuring and impairment charges, net of tax	(433)	370

	($0.01)	$0.01

Losses and other charges (A)	—	20,097
Tax benefit	—	(7,304)

Losses and other charges, net of tax	—	12,793

	—	$0.32

Early termination of interest rate swap (B)	3,751	—
Tax expense	(1,365)	—

Early termination of interest rate swap, net of tax	2,386	—

	$0.06	—

Amortization of debt discount on convertible notes	2,552	2,363
Tax benefit	(929)	(862)

Amortization of debt discount on convertible notes, net of tax	1,623	1,501

	$0.04	$0.04

Intangible amortization expense	10,880	11,013
Tax benefit	(3,981)	(4,019)

Intangible amortization expense, net of tax	6,899	6,994

	$0.17	$0.17

Anti-dilutive effect on EPS (C)	($0.01)	—

Adjusted income and diluted earnings per share	$41,284	$35,547

	$1.01	$0.88

(A)	In 2011, losses and other charges include approximately $9.3 million, net of tax, or $0.23 per share, related to loss on extinguishment of debt; and $3.5 million, net of tax, or $0.09 per share, in charges related to severance payments and benefits provided to our former chief executive officer.
(B)	In 2011, the Company terminated an interest rate swap that, at the date of termination, had a notional amount of $350 million. The interest rate swap was designated as a cash flow hedge against the term loan under our senior credit facility. At the date of termination, the interest rate swap was in a liability position resulting in a cash payment by the Company of approximately $14.8 million, which included $3.1 million of accrued interest. For GAAP purposes, the Company will amortize this amount as additional interest expense over the remainder of the original term of the interest rate swap, which was scheduled to expire in September 2012. In the first quarter of 2012, the non-cash, net of tax impact was approximately $2.4 million, or $0.06 per share.

(C)	The Company has presented results using basic weighted average shares with the impact of dilution on adjusted income, separately. In accordance with ASC 260, if income from continuing operations is a loss no potential common shares are included in the computation of diluted per-share amounts because inclusion would result in an anti-dilutive per share amount.

RECONCILIATION OF NET DEBT OBLIGATIONS

	April 1, 2012	December 31, 2011
	(Dollars in thousands)
Note payable and current portion of long-term borrowings	$4,700	$4,986
Long term borrowings	957,360	954,809
Unamortized debt discount	67,640	70,191

Total debt obligations	1,029,700	1,029,986
Less: cash and cash equivalents	590,921	584,088

Net debt obligations	$438,779	$445,898

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Limerick, PA, Teleflex employs approximately 11,500 people worldwide and serves healthcare providers in more than 130 countries. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, statements relating to forecasted 2012 constant currency revenue growth and adjusted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011.

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	April 1, 2012	March 27, 2011
	(Dollars and shares in thousands, except per share)
Net revenues	$387,757	$354,004
Cost of goods sold	201,922	189,500

Gross profit	185,835	164,504
Selling, general and administrative expenses	113,378	103,206
Research and development expenses	11,562	11,038
Goodwill impairment	332,128	—
Restructuring and other impairment charges	(838)	595

Income (loss) from continuing operations before interest, loss on extinguishments of debt and taxes	(270,395)	49,665
Interest expense	18,211	16,146
Interest income	(478)	(105)
Loss on extinguishments of debt	—	14,597

Income (loss) from continuing operations before taxes	(288,128)	19,027
Taxes (benefit) on income from continuing operations	(4,019)	4,915

Income (loss) from continuing operations	(284,109)	14,112

Operating income from discontinued operations (including gain on disposal of $56,773 in 2011)	946	63,756
Taxes (benefit) on income from discontinued operations	345	(326)

Income from discontinued operations	601	64,082

Net income (loss)	(283,508)	78,194
Less: Income from continuing operations attributable to noncontrolling interest	227	223
Income from discontinued operations attributable to noncontrolling interest	—	159

Net income (loss) attributable to common shareholders	$(283,735)	$77,812

Earnings per share available to common shareholders:
Basic:
Income (loss) from continuing operations	$(6.97)	$0.35
Income from discontinued operations	0.01	1.59

Net income (loss)	$(6.96)	$1.94

Diluted:
Income (loss) from continuing operations	$(6.97)	$0.34
Income from discontinued operations	0.01	1.58

Net income (loss)	$(6.96)	$1.92

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	40,769	40,057
Diluted	40,769	40,424

Amounts attributable to common shareholders:
Income (loss) from continuing operations, net of tax	$(284,336)	$13,889
Income from discontinued operations, net of tax	601	63,923

Net income (loss)	$(283,735)	$77,812

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 1, 2012	December 31, 2011
	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$590,921	$584,088
Accounts receivable, net	310,926	286,226
Inventories, net	298,971	298,775
Prepaid expenses and other current assets	36,939	33,405
Prepaid taxes	37,677	28,846
Deferred tax assets	39,312	41,014
Assets held for sale	8,026	7,902

Total current assets	1,322,772	1,280,256
Property, plant and equipment, net	263,415	251,912
Goodwill	1,119,696	1,438,542
Intangible assets, net	871,711	879,787
Investments in affiliates	1,847	2,008
Deferred tax assets	292	278
Other assets	70,153	71,320

Total assets	$3,649,886	$3,924,103

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$4,700	$4,986
Accounts payable	62,330	67,092
Accrued expenses	84,509	78,160
Payroll and benefit-related liabilities	58,367	64,386
Derivative liabilities	1,496	633
Accrued interest	11,618	10,960
Income taxes payable	27,761	21,084
Current liability for uncertain tax positions	23,484	22,656
Deferred tax liabilities	1,081	1,050

Total current liabilities	275,346	271,007
Long-term borrowings	957,360	954,809
Deferred tax liabilities	412,656	420,833
Pension and postretirement benefit liabilities	187,064	194,984
Noncurrent liability for uncertain tax positions	63,037	61,688
Other liabilities	32,577	37,999

Total liabilities	1,928,040	1,941,320
Commitments and contingencies
Total common shareholders’ equity	1,719,346	1,980,588
Noncontrolling interest	2,500	2,195

Total equity	1,721,846	1,982,783

Total liabilities and equity	$3,649,886	$3,924,103

TELEFLEX INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	April 1, 2012	March 27, 2011
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income (loss)	$(283,508)	$78,194
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(601)	(64,082)
Depreciation expense	8,919	10,328
Amortization expense of intangible assets	10,880	11,013
Amortization expense of deferred financing costs and debt discount	3,530	3,300
Loss on extinguishments of debt	—	14,597
Stock-based compensation	1,719	(1,091)
Goodwill impairment	332,128	—
Deferred income taxes, net	(12,624)	(1,745)
Other	(3,877)	717
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(18,762)	(23,142)
Inventories	2,245	(10,599)
Prepaid expenses and other current assets	(1,768)	(489)
Accounts payable and accrued expenses	(9,652)	(7,373)
Income taxes receivable and payable, net	(1,896)	(2,368)

Net cash provided by operating activities from continuing operations	26,733	7,260

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(15,029)	(5,891)
Proceeds from sales of businesses and assets, net of cash sold	—	101,600
Payments for businesses and intangibles acquired, net of cash acquired	—	(30,570)

Net cash (used in) provided by investing activities from continuing operations	(15,029)	65,139

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	—	265,000
Repayment of long-term borrowings	—	(330,800)
Decrease in notes payable and current borrowings	(286)	—
Proceeds from stock compensation plans	1,594	6,764
Dividends	(13,866)	(13,614)
Debt extinguishment, issuance and amendment fees	—	(14,838)

Net cash used in financing activities from continuing operations	(12,558)	(87,488)

Cash Flows from Discontinued Operations:
Net cash (used in) provided by operating activities	(2,595)	1,693
Net cash used in investing activities	—	(802)

Net cash (used in) provided by discontinued operations	(2,595)	891

Effect of exchange rate changes on cash and cash equivalents	10,282	8,044

Net increase (decrease) in cash and cash equivalents	6,833	(6,154)
Cash and cash equivalents at the beginning of the period	584,088	208,452

Cash and cash equivalents at the end of the period	$590,921	$202,298